CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-49759 and 33-104144) of First South Bancorp, Inc. of our report dated March 4, 2004 relating to the consolidated financial statements, which appears in the 2003 Annual Report to Shareholders of First South Bancorp, Inc., which is incorporated by reference in this Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
March 12, 2004